As filed with the Securities and Exchange Commission on September 20, 2001.

Registration No. 333-_____
Post-Effective Amendment No. 1 to Registration Statement No. 333-68368

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NuVox, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	43-1820855 (I.R.S. Employer Identification No.)
16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri (Address of Principal Executive Offices)	63017 (Zip Code)

NuVox, Inc. 2001 Stock Incentive Plan
(Full title of plan)

John P. Denneen, Esq.
Executive Vice President, Corporate Development
and Legal Affairs, and Secretary
NuVox, Inc.
16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63017
(Name and address of agent for service)
(636) 537-5700
(Telephone number, including area code, of agent for service)

Copies of all correspondence to:
Denis P. McCusker
Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102-2750
(314) 259-2000; (314) 259-2020 (fax)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series D Preferred Stock, $0.01 Par Value	17,250 (1)	$1.50 (2)	$25,875 (2)	$6
Series E-3 Preferred Stock, $0.01 Par Value	2,299,390 (1)	$1.08 (2)	$2,483,341 (2)	$621
Series E-4 Preferred Stock, $0.01 Par Value	9,228,429 (1)	$1.00 (2)	$9,228,429 (2)	$2,307
Series E-7 Preferred Stock, $0.01 Par Value	2,115,000 (1)	$0.92 (2)	$1,945,800 (2)	$486
Series E-10 Preferred Stock, $0.01 Par Value	4,634,939 (1)	$0.11 (2)	$509,843 (2)	$127
Warrants to Purchase Series D Preferred Stock	12,495 (1)	$1.50 (3)	$18,743 (3)	$5
Warrants to Purchase Series E-3 Preferred Stock	2,299,390 (1)	$1.00 (3)	$2,299,390 (3)	$575
Warrants to Purchase Series E-4 Preferred Stock	9,228,429 (1)	$1.00 (3)	$9,228,429 (3)	$2,307
Warrants to Purchase Series E-7 Preferred Stock	2,115,000 (1)	$1.00 (3)	$2,115,000 (3)	$529
Warrants to Purchase Series E-10 Preferred Stock	4,634,939 (1)	$1.00 (3)	$4,634,939 (3)	$1,158

(1)

This registration statement registers an additional 17,250 shares of Series D preferred stock, par value $0.01 per share, 2,299,390 shares of Series E-3 preferred stock, par value $0.01 per share, 9,228,429 shares of Series E-4 preferred stock, par value $0.01 per share, 2,115,000 shares of Series E-7 preferred stock, par value $0.01 per share, 4,634,939 shares of Series E-10 preferred stock, par value $0.01 per share, warrants to purchase up to 12,495 shares of Series D preferred stock, warrants to purchase up to 2,299,390 shares of Series E-3 preferred stock, warrants to purchase up to 9,228,429 shares of Series E-4 preferred stock, warrants to purchase up to 2,115,000 shares of Series E-7 preferred stock and warrants to purchase up to 4,634,939 shares of Series E-10 preferred stock under NuVox’s 2001 Stock Incentive Plan, under which shares of common stock, preferred stock and warrants have already been registered on Registration Statement No. 333-68368 (for which a registration fee of $16,494 was paid). Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers shares issued pursuant to antidilution provisions applicable to the various series of preferred stock, the warrants, and the 2001 Stock Incentive Plan.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based on the exercise price of the warrants. There is no current market for any of the warrants.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based on the aggregate amount payable upon the liquidation, which is the pro forma book value, of such shares and warrants computed as of September 20, 2001. There is no current market for any of the shares.

EXPLANATORY NOTE

This filing constitutes a Registration Statement registering additional shares of preferred stock and warrants under NuVox's 2001 Stock Incentive Plan and a Post-Effective Amendment to Registration Statement No. 333-68368 updating certain exhibits and supplementing Part II.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.        Plan Information.*
Item 2.        Registrant Information and Employee Plan Annual Information.
*

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.        Incorporation of Documents by Reference

         The following documents filed by NuVox, Inc. with the Securities and Exchange Commission are incorporated in the registration statement by reference:

(a)	NuVox's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Commission on April 2, 2001;
(b)	NuVox's Form 8-K dated and filed with the Commission on February 13, 2001; and
(c)	NuVox’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 filed with the Commission on August 13, 2001.

        All documents subsequently filed by NuVox pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

        This offering is contingent upon the closing of a sale of at least 50 million Units (with each Unit consisting of one share of Series D preferred stock, a five-year warrant to purchase one additional share of Series D preferred stock at an exercise price of $1.50 per share and additional warrants expiring March 31, 2002 to acquire shares of various series of Series E preferred stock) at $1.50 per Unit, which sale will be made pursuant to the terms of a Securities Purchase Agreement to be entered into by the Company and certain stockholders of the Company or their permitted transferees (the "Securities Purchase Agreement").

        The shares of Series D, each of the series of Series E and Series F-1 preferred stock and the shares of common stock issuable upon conversion which may be issued pursuant to rights, awards or warrants issued under the NuVox, Inc. 2001 Stock Incentive Plan have not yet become authorized shares of capital stock of NuVox. In order for such shares to become authorized shares of capital stock of NuVox, a Certificate of Amendment of Amended and Restated Certificate of Incorporation in substantially the form of Exhibit 4.3 hereto will have to be filed and become effective in accordance with applicable law. All statements in this registration statement relating to the capital stock of NuVox (including, without limitation, the description thereof contained in Item 4 below) are based and premised upon the assumption that a Certificate of Amendment of Amended and Restated Certificate of Incorporation of NuVox in substantially the form attached as Exhibit 4.3 and incorporated herein by reference is filed and becomes effective in accordance with applicable law. References in this Form S-8 to "Series E preferred stock" mean collectively, the Series E-1, Series E-2, Series E-3, Series E-4, Series E-5, Series E-6, Series E-7, Series E-8, Series E-9, Series E-10, Series E-11 and Series E-12 preferred stock.

Item 4.        Description of Securities
General

        Pursuant to the form of Certificate of Amendment of Amended and Restated Certificate of Incorporation filed herein, NuVox's authorized capital stock will consist of 900,000,000 shares of common stock, par value $.01 per share, and 800,000,000 shares of preferred stock, par value $0.01 per share. Of the preferred stock,

  26,850,000 shares are designated as Series A convertible preferred stock,

  3,125,000 shares are designated as Series A-1 convertible preferred stock,

  30,430,612 shares are designated as Series B convertible preferred stock,

  5,374,481 shares are designated as Series C-1 convertible preferred stock,

  15,786,710 shares are designated as Series C-2 convertible preferred stock,

  17,735,703 shares are designated as Series C-3 convertible preferred stock,

  155,000,000 shares are designated as Series D convertible preferred stock,

  80,550,000 shares are designated as Series E-1 convertible preferred stock,

  12,500,000 shares are designated as Series E-2 convertible preferred stock,

  133,284,618 shares are designated as Series E-3 convertible preferred stock,

  16,486,756 shares are designated as Series E-4 convertible preferred stock,

  281,415 shares are designated as Series E-5 convertible preferred stock,

  681,793 shares are designated as Series E-6 convertible preferred stock,

  5,180,000 shares are designated as Series E-7 convertible preferred stock,

  663,599 shares are designated as Series E-8 convertible preferred stock,

  1,388,154 shares are designated as Series E-9 convertible preferred stock,

  5,202,623 shares are designated as Series E-10 convertible preferred stock,

  221,200 shares are designated as Series E-11 convertible preferred stock,

  213,014,284 shares are designated as Series E-12 convertible preferred stock,

  24,000,000 shares are designated as Series F-1 convertible preferred stock, and

  50,243,052 shares of preferred stock remain to be designated.

        As of June 30, 2001, there were 19,778,401 shares of common stock, 26,850,000 shares of Series A preferred stock, 3,125,000 shares of Series A-1 preferred stock, 30,430,612 shares of Series B preferred stock, 5,374,481 shares of Series C-1 preferred stock, 15,786,710 shares of Series C-2 preferred stock, and 17,735,703 shares of Series C-3 preferred stock issued and outstanding, all of which were fully paid and nonassessable.

Common Stock

        Voting Rights.   Each holder of common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights. The holders of the shares of common stock, along with the holders of any series of preferred stock entitled to vote with the holders of common stock, will vote together as a single class on all matters as to which such holders are entitled to vote, except when voting separately by class is required by Delaware law.

        Dividends.   No cash dividends may be declared or paid upon the common stock so long as any Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, any series of Series E or Series F-1 preferred stock is outstanding. At such point as there are no shares of Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, any series of Series E or Series F-1 preferred stock or other securities ranking prior to common stock outstanding, holders of common stock will be entitled to receive dividends or other distributions declared by the board. The right of the board to declare dividends, however, is subject to the availability of sufficient funds under Delaware law to pay dividends.

        Liquidation Rights.   In the event of the dissolution of NuVox, common stockholders will share ratably in the distribution of all assets that remain after NuVox pays all of its liabilities and satisfies its obligations to the holders of any preferred stock, as described below.

        Preemptive and Other Rights.   Except as provided under the stockholders' agreement described below, no stockholder of any class of stock has any preemptive right to purchase or subscribe for any stock or other securities of NuVox. In addition, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

         The board of directors is authorized to issue shares of preferred stock from time to time, without stockholder approval, in one or more series. Subject to the requirements under Delaware law, the board has the authority to fix the designations, preferences and rights of additional preferred stock, including the following:

  the designation and number of shares up to the maximum authorized by the amended and restated certificate of incorporation,

  dividend rates and preferences,

  voting rights,

  conversion and exchange rights,

  terms of redemption, including redemption prices,

  sinking fund provisions,

  liquidation rights and preferences, and

  any other relative powers, preferences and rights.

         Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of NuVox stock or for other corporate purposes. The voting rights of holders of any shares of preferred stock could adversely affect the voting power of NuVox's other stockholders and could have the effect of delaying, deferring or impeding a change of control of NuVox.

         Voting Rights.   On all matters submitted to a vote of stockholders, each holder of Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, each of the series of Series E and Series F-1 preferred stock is entitled to cast one vote per share of common stock into which the shares of Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, each of the series of Series E and Series F-1 preferred stock held by the holder are then convertible, except that until March 31, 2002 (or such earlier date as is determined by the Board of Directors), each share of each series of Series E preferred stock shall only be entitled to the number of votes for each such share held that would equal (a) in the case of any such share of Series E preferred stock that was issued pursuant to the exercise of a Series E warrant and the consideration used in such exercise was a share or a fraction of a share of preferred stock, the number of shares of common stock that would have resulted (on the record date for the meeting) from conversion of such shares of preferred stock (or fraction thereof) that were used as such consideration for such share of Series E preferred stock, (b) in the case of any such share of Series E preferred stock that was issued pursuant to the exercise of a Series E warrant and the consideration used in such exercise was a share or a fraction of a share of common stock, the number of shares of common stock (or fraction thereof) that were used as such consideration for such share of Series E preferred stock and (c) in the case of any other share of Series E preferred stock, the number of shares of common stock resulting from conversion of such shares on the record date for the meeting. As part of the amendment to the stockholders' agreement in connection with this offering, each holder of shares of any series of Series E preferred stock shall agree, when and as requested by NuVox in connection with a proposed amendment to its charter, to vote, or cause to be voted, all shares of any series of Series E preferred stock which such stockholder owns from time to time in favor of any amendment to the charter provided that (i) at least a majority of the shares of all of the series of Series E preferred stock, voting as a single class, have agreed to vote in favor of such amendment, and (ii) to the extent that such amendment would affect the powers, preferences or special rights of the holders of the various series of Series E preferred stock, it would affect the holders of all of the series of Series E preferred stock in a equivalent or proportionate manner.

         Dividends.   No fixed dividends will be payable on the Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, Series E or Series F-1 preferred stock.

         Conversion Rights.   Each outstanding share of the Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, each of the series of Series E and Series F-1 preferred stock is convertible at any time at the option of the holder into that number of whole shares of common stock as is determined by dividing the initial issue price for the particular series of preferred stock by the conversion price of that series. The current conversion prices, as adjusted for the Offering, are as follows:

  $1.04 with respect to the Series A preferred stock,

  $1.30 with respect to the Series A-1 preferred stock,

  $2.05 with respect to the Series B preferred stock,

  $0.84 with respect to the Series C-1 preferred stock,

  $1.14 with respect to the Series C-2 preferred stock,

  $1.26 with respect to the Series C-3 preferred stock,

  $1.50 with respect to the Series D preferred stock,

  $1.00 with respect to the Series E-1 preferred stock,

  $1.00 with respect to the Series E-2 preferred stock,

  $1.00 with respect to the Series E-3 preferred stock,

  $1.00 with respect to the Series E-4 preferred stock,

  $0.92 with respect to the Series E-5 preferred stock,

  $0.90 with respect to the Series E-6 preferred stock,

  $0.50 with respect to the Series E-7 preferred stock,

  $0.30 with respect to the Series E-8 preferred stock,

  $0.13 with respect to the Series E-9 preferred stock,

  $0.11 with respect to the Series E-10 preferred stock,

  $0.0045 with respect to the Series E-11 preferred stock,

  $1.00 with respect to the Series E-12 preferred stock,

  $0.59 with respect to the Series F-1 preferred stock (equal to the option exercise prices of the initial grants of options for such shares).

         We refer to the initial conversion price and the conversion price, as it may be adjusted in accordance with anti-dilution provisions of the preferred stock, as the conversion price. The conversion price of outstanding preferred stock will be subject to certain anti-dilution adjustment upon the closing of NuVox's sale of units pursuant to the Offering. The Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, each of the series of Series E and Series F-1 preferred stock also will be automatically converted into common stock at the then-effective applicable conversion price in the event of a firm commitment, underwritten public offering of common stock registered under the Securities Act of 1933, which we refer to as a qualified initial public offering, subject to limited exceptions and to the following conditions:

  the public offering price per share of the common stock, prior to underwriters' discounts and expenses, must be at least $1.00, as adjusted for any common stock dividends, combinations or splits; and

  the offering must generate aggregate proceeds to NuVox and any selling stockholders, prior to underwriters' discounts and expenses, of at least $50 million;

provided that if such offering price is less than $3.00 per share, the number of shares of common stock to be issued on such conversion of shares of Series D preferred stock shall be increased by multiplying such number by a fraction, the numerator of which shall be $3.00 and the denominator of which shall be such public offering price per share.

         Upon any issuance or sale of shares of common stock or any securities convertible into or exchangeable for shares of common stock without consideration or for a consideration per share of less than the then-existing conversion price of the Series D preferred stock, subject to certain exceptions, the conversion price of Series D preferred stock will be adjusted so that it is not greater than the lowest consideration per share received or to be received by NuVox in such issuance or conversion. This "full ratchet" formula provides a greater adjustment for shares of Series D preferred stock than the weighted average adjustment formula applicable to the existing series of preferred stock and the Series E and Series F-1 preferred stock.

         The conversion price is subject to customary adjustments for stock dividends, for combinations or subdivisions of common stock and as a result of any capital reorganization or reclassification. The conversion price is also subject to adjustment for any issuance or sale of shares of common stock or any securities convertible into or exchangeable for shares of common stock without consideration or for consideration per share of less than the then-existing conversion price, except for issuances:

  upon conversion of shares of Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, any series of Series E or Series F-1 preferred stock,

  to officers, directors, employees, consultants or advisers of NuVox pursuant to stock option or stock purchase plans, warrants or agreements from time to time approved by the board,

  upon the issuance or exercise of our $1.81, $2.03, $3.00, $6.00 and $10.25 warrants,

  in connection with board-approved acquisitions,

  upon issuance or exercise of the warrants to purchase Series D preferred stock that are being registered hereunder or that are being issued as specified in the securities purchase agreement that will be entered into in connection with the issuance of the Series D preferred stock, upon issuance or exercise of the warrants to purchase any series of Series E preferred stock that are registered hereunder or that are being issued as specified in the securities purchase agreement that will be entered into in connection with the issuance of the Series D preferred stock, or as a dividend or distribution on shares of Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, any series of Series E and Series F-1 preferred stock.

         Redemption Provisions.   NuVox may not redeem the Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series D, any of the series of Series E, or Series F-1 preferred stock at any time, except pursuant to the terms of an agreement between NuVox and the holder or holders of such stock. No shares of any such series of preferred stock shall be reacquired for value by NuVox other than (i) pursuant to a purchase offer made on a pro rata basis to all holders of each such series of preferred stock, (ii) in connection with any "cashless exercise" or "net issue exercise" of a warrant in accordance with the terms of any such warrant, including without limitation any of the warrants to purchase Series D preferred stock that are registered hereunder or that are being issued as specified in the Securities Purchase Agreement or any of the warrants to purchase the various series of Series E preferred stock that are registered hereunder or that are being issued as specified in the Securities Purchase Agreement.

Liquidation Rights.

         Series D Preferred Stock Liquidation Rights.   In the event of the liquidation, dissolution or winding up of the business of NuVox, the holders of Series D preferred stock will be entitled to receive, prior to and in preference to any distribution to the holders of common stock or to holders of the Series A, Series A-1, Series B, Series C-1, Series C-2, Series C-3, Series E or Series F-1 preferred stock, a liquidation preference for each share in an amount equal to the greater of:

  $3.00 per share (as adjusted for any stock dividends, combinations or splits with respect to NuVox's capital stock), plus an amount equal to a preferred return of 8% per annum, for each share of Series D preferred stock, on the initial issue price of $1.50 per share, with such return to begin accruing as of September 1, 2001 (or, for Series D preferred stock used upon exercise of Series D warrants, the date on which the Series D warrants are exercised), or the amount such holders of Series D preferred stock would have received as a holder of shares of common stock issuable upon conversion of such Series D preferred stock immediately prior to the liquidation.

After receiving the per share liquidation preference, holders of the Series D preferred stock will have no right or claim to NuVox's remaining assets and funds, if any.

         Series E Preferred Stock Liquidation Rights.   In the event of the liquidation, dissolution or winding up of the business of NuVox, the holders of the various series of Series E preferred stock, in parity with the holders of Series F-1 preferred stock, will be entitled to receive, after the distribution of the full preferential amount to holders of Series D preferred stock, but prior in preference to any distribution of any of the assets or surplus funds of NuVox to the holders of the common stock or to the holders of the Series A, Series A-1, Series B, Series C, Series C-1 or Series C-3 preferred stock, a liquidation preference for each share in the amount equal to the greater of:

  $1.18, $1.14, $1.08, $1.00, $0.92, $0.90, $0.50, $0.30, $0.13, $0.11, $0.0045 or $1.08 per share as applicable for such series (as adjusted for any stock dividends, combinations or splits with respect to NuVox's capital stock), plus a preferred return of 8% per annum, for each share of such series of preferred stock, on the original issue price of $1.00 per share or on the initial liquidation preference if less than $1.00 per share, with such return to begin accruing as of September 1, 2001, or the amount such holders of Series E preferred stock would have received as a holder of shares of common stock issuable upon conversion of such Series E preferred stock immediately prior to the liquidation.

After receiving the per share liquidation preference, holders of any of the Series E preferred stock will have no right or claim to NuVox’s remaining assets and funds, if any.

         Series F-1 Preferred Stock Liquidation Rights.   In the event of the liquidation, dissolution or winding up of the business of NuVox, the holders of Series F-1 preferred stock, in parity with the holders of the various series of Series E preferred stock, will be entitled to receive, after the distribution of the full preferential amount to holders of Series D preferred stock, but prior in preference to any distribution of any of the assets or surplus funds of NuVox to the holders of the common stock or to the holders of the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock, a liquidation preference for each share in the amount equal to the greater of:

  $0.59 per share, plus an amount equal to a preferred return on such amount, of 8% per annum, with such return to begin accruing as of the original issue date of the Series F-1 preferred stock, or the amount such holder of Series F-1 preferred stock would have received as a holder of shares of common stock issuable upon conversion of such Series F-1 preferred stock immediately prior to the liquidation.

After receiving the per share liquidation preference, holders of the Series F-1 preferred stock will have no right or claim to NuVox's remaining assets and funds, if any.

         Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 Preferred Stock Liquidation Rights.   In the event of the liquidation, dissolution or winding up of the business of NuVox, the holders of Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock will be entitled to receive, after the distribution of the full preferential amounts to holders of Series D, Series E and Series F-1 preferred stock, but prior to and in preference to any distribution to the holders of common stock, a liquidation preference for each share in an amount equal to the greater of:

  $3.00, $4.00, $7.00, $2.17, $3.39 and $3.84 per share (as adjusted for any stock dividends, combinations or splits with respect to NuVox's capital stock), respectively, plus an amount equal to a preferred return of 8% per annum, for each share of such series of preferred stock, on the respective initial liquidation preference amount, with such return to begin accruing as of the original issue date of the Series A, Series A-1 and Series B preferred stock and as of September 1, 2000 for the Series C-1, Series C-2 and Series C-3 preferred stock, or the amount such holders would have received as a holder of shares of common stock issuable upon conversion of their preferred stock immediately prior to the liquidation.

After receiving the per share liquidation preference, holders of the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock will have no right or claim to NuVox’s remaining assets and funds, if any.

Stockholders’ Agreement

         All NuVox stockholders are parties to a stockholders' agreement with NuVox. The stockholders' agreement provides the holders certain preemptive rights and sets forth restrictions on the transferability of their shares. These rights and restrictions will exist until NuVox completes a qualified initial public offering pursuant to which all shares of its preferred stock are automatically converted into shares of NuVox common stock pursuant to the terms of its amended and restated certificate of incorporation. The description below assumes that a certain amendment to the stockholders' agreement is in effect at the time of the sale. The effectiveness of this amendment is a condition to completion of the Offering.

         Preemptive Rights.   The stockholders' agreement affords certain preemptive rights to the holders of NuVox's common stock and preferred stock. Subject to certain exceptions, if we issue or sell any equity securities, or securities convertible into or containing any options or rights to acquire any equity securities, we will first offer to sell to the stockholders who are parties to the agreement an aggregate of 80% of those securities. Within 35 days of receiving notice of such offer from us, each stockholder may then purchase an amount of the offered securities based on the percentage of all outstanding stock of NuVox then held by the stockholder, on a fully diluted basis. Each stockholder will be entitled to purchase all or part of the offered securities at the same price and on the same terms as the securities are offered to any other person. If the stockholders do not fully subscribe to all of the offered securities, then NuVox will reoffer the unsubscribed securities to the stockholders who have elected to purchase their full allotment and who elect to purchase any of such securities within 10 days of receiving notice of such reoffer. After the expiration of the 35-day period and, if applicable, the 10-day period, NuVox may sell any unsubscribed securities to other purchasers on terms no more favorable than those offered to the stockholders.

         Restrictions on Transfer.   In the event a holder of preferred stock desires to sell or otherwise transfer any of its shares of stock (other than shares of stock that are subject to the transfer restrictions contained in the Employee Shareholders' Agreement defined below), the selling stockholder must first offer the shares to NuVox and the other stockholders. If terms cannot be agreed upon with NuVox or the other stockholders in 30 days, the selling stockholder may then offer the shares to a third party, but at terms no less favorable to the selling stockholder than those terms offered to NuVox and the other stockholders. Such restrictions will not apply to transfers to "affiliates," transfers pursuant to a "public sale" or a "capital transaction," as each of these terms is defined in the stockholders agreement, or transfers pursuant to a distribution to a stockholder's partners, members or stockholders.

         In the event that any stockholder or group of stockholders elects to sell 51% or more of the stock then issued and outstanding and has received a bona fide written offer for the purchase of such stock, the stockholder or group of stockholders must notify NuVox and the other stockholders in writing of its intention to sell. Each other stockholder may elect to participate in the intended sale by delivering written notice to the selling stockholder or group of stockholders and NuVox not more than 25 days after the original notice from the selling stockholder(s). Each selling stockholder and participating stockholder will be entitled to sell its pro rata portion of the number of shares to be purchased, based upon the number of shares owned by all of the selling and participating stockholders, on the same terms and at the same price offered to the selling stockholder(s).

         Supermajority Vote Requirement.   The affirmative vote of the holders of 66-2/3% of the outstanding common stock and preferred stock of NuVox, voting as a single class, is required for the authorization of any additional class of capital stock or an increase in the number of shares of authorized capital stock. This supermajority vote is also required for approval of the sale of NuVox, whether by merger, consolidation, sale of stock or assets or otherwise.

Registration Rights Agreement

         All NuVox stockholders are parties to a registration rights agreement with NuVox. Pursuant to the registration rights agreement, holders of common and preferred stock have rights to register under the Securities Act of 1933 the common stock they own, which is issuable upon conversion of their shares of preferred stock or which are issuable upon exercise of any warrants or options. The description below assumes that a certain amendment to the registration rights agreement is in effect at the time of the sale. The effectiveness of this amendment is a condition to completion of the Offering.

         Demand Registrationm.   Holders of not less than 20% of the total number of outstanding shares of preferred stock or common stock, including common stock issuable upon conversion of preferred stock or issuable upon the exercise of any outstanding warrants or options, may demand that NuVox register the resale of the number of shares of stock that holders then desire to sell. Holders may make this demand at any time after the effective date of NuVox's initial public offering of common stock. In addition, at such time as we are eligible to utilize SEC Form S-3 or any successor form thereto, holders of not less than 10% of the total number of outstanding shares of NuVox's preferred and common stock, including common stock issuable upon conversion of preferred stock or issuable upon the exercise of any outstanding warrants or options, may demand that NuVox register the resale of the number of shares of its common stock that such holders then desire to sell on SEC Form S-3 or any successor form. In any request for a demand registration on SEC Form S-3 or any successor form thereto, the proposed aggregate public offering price must be at least $5 million.

         Piggyback Registration.   If NuVox proposes to register any of its equity securities or securities convertible into equity securities under the Securities Act of 1933, other than a registration for an employee plan or an acquisition, the holders of the outstanding preferred stock and common stock will be entitled to notice of the proposed registration and the opportunity to include a resale of their shares of common stock in the registration. The holders of preferred stock must convert their shares of preferred stock to common stock prior to the effectiveness of the registration.

         Restrictions.   In the event the managing underwriter of any underwritten offering initiated by NuVox for its own account determines that the amount of stock included in any such registration should be limited, the number of shares included by holders may be limited to the amount determined by the managing underwriter. The registration rights agreement contains provisions restricting sales of any equity securities of NuVox, except securities sold as part of the offering, during the period commencing on the seventh day prior to, and ending on the ninetieth day, or later, if so required by the managing underwriter, following the effective date of any underwritten offering.

         Expenses and Indemnification.   The registration rights agreement requires NuVox, in connection with the first two demand registrations and each piggyback registration, to pay all registration and filing fees and expenses, printing expenses, fees and disbursements of counsel for NuVox, one counsel representing all of the holders of the stock included in the registration and the accountants for NuVox and some other expenses. The registration rights agreement also contains customary cross-indemnification by NuVox and the holders of the stock included in the registration for liabilities arising under the Securities Act of 1933 as a result of any registration.

Employee Shareholders Agreement

         All employees of NuVox who own common stock or Series E preferred stock are parties to a shareholders agreement, by and between NuVox and the shareholders named therein. This agreement restricts the transfer of the shareholders' shares and contains confidentiality and non-solicitation provisions. The description below assumes that a certain amendment to the employee shareholders' agreement is in effect at the time of the sale. The effectiveness of this form of amendment is a condition to the completion of the Offering.

         Restrictions on Transfer.   To sell shares of stock to a party other than NuVox, a shareholder must give 30 days prior written notice to NuVox, the other common shareholders and preferred stockholders (in each case, to the extent the same are accredited investors). NuVox will then have a 60 day option to purchase all of the shares and, after this period, the other common shareholders will have an additional 30 day option to purchase a proportionate number of all of the shares offered. The shareholders may transfer their shares to or for the benefit of family members if the board approves, the consideration does not exceed the original payment for the shares, and other conditions are met.

         Upon an involuntary transfer of a shareholder's shares, i.e. property division in divorce, distribution by bankruptcy trustee, etc., NuVox and the remaining shareholders will have a 70-day option to purchase all, but not less than all, of the shares transferred. The purchase price for the shares pursuant to an option granted upon an involuntary transfer will be the lesser of:

  the fair market value,

  the latest price per share at which the shares were traded in an arm's-length transaction, or the price at which the shares are being transferred.

         If neither NuVox nor the common shareholders choose to exercise their options described above, the preferred shareholders will have a 10-day option to purchase all of the shares subject to the option.

         Confidentiality and Noncompetition Provisions.   During the period during which a party to the shareholders agreement is a shareholder, and for two years following the date on which the shareholder ceases to own NuVox stock, the shareholder will not divulge any confidential information to anyone or use this confidential information to compete with NuVox. During this same period, no shareholder may knowingly solicit any material client or customer of NuVox for the provision of competitive local communications services. In addition, no shareholder may solicit for employment any NuVox employee during the period which the shareholder owns any NuVox stock.

Classified Board of Directors and Other Anti-Takeover Considerations

         NuVox's by-laws provide for a classified board of directors. One-third of the directors will be elected at each annual meeting of stockholders to serve for three-year terms. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of NuVox's board of directors. Because the stockholders never elect a majority of the board members at one time, the classified board could delay or prevent a change in control or make removal of NuVox's management more difficult. In addition, NuVox's amended and restated certificate of incorporation allows its board to issue, without stockholder approval, preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent a change in control or make removal of NuVox's management more difficult.

Item 5.         Interests of Named Experts and Counsel

        Not applicable.

Item 6.         Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware provides, among other things:

a.	for permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

b.	for permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

c.	for mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

d.	that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

         NuVox's amended and restated certificate of incorporation and by-laws provide that each person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of NuVox, or is or was serving at the request of NuVox or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of NuVox in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by NuVox to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection with such action, suit or proceeding. The amended and restated certificate and by-laws also provide that this right of indemnification shall be a contract right that may be enforced in any manner desired by such person and shall include the right to be paid by NuVox the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. This right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under NuVox's amended and restated certificate of incorporation and by-laws or any agreement, vote of stockholders, provision of law or otherwise.

         NuVox's by-laws also provide that no person shall be indemnified in respect of any claim, action, suit or proceeding initiated by any such person or in which any such person has voluntarily intervened, other than an action initiated by such person to enforce indemnification rights hereunder or an action initiated with the approval of a majority of the board of directors of NuVox.

         NuVox's amended and restated certificate of incorporation provides that a director shall not be personally liable to NuVox or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to NuVox or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

         Delaware law gives a corporation the power to purchase and maintain insurance on behalf of any director against any liability asserted against, and incurred in his or her capacity as a director, whether or not the corporation would have the power to indemnify the director against this liability under Delaware law. NuVox's amended and restated certificate of incorporation and by-laws provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NuVox, or is or was serving at our request or for our benefit as a director, officer, employee or agent of any other corporation, or as the representative of NuVox in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of such status, whether or not NuVox would have the power to indemnify such person against such expense, liability or loss. NuVox has in effect directors' and officers' liability insurance indemnifying, respectively, ourselves and our directors and officers within specific limits for certain liabilities incurred by them, subject to the conditions and exclusions and deductible provisions of the policies.

Item 7.        Exemption from Registration Claimed

        Not Applicable.

Item 8.         Exhibits

        See Index to Exhibits.

Item 9.         Undertakings

        NuVox hereby undertakes:

        1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by NuVox pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

         2.         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         4.         That, for purposes of determining any liability under the Securities Act, each filing of NuVox's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof; and

         5.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NuVox pursuant to the foregoing provisions, or otherwise, NuVox has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NuVox of expenses incurred or paid by a director, officer or controlling person of NuVox in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NuVox will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri on the 20th day of September, 2001.

NuVox, Inc.
By:	/s/ JOHN P. DENNEEN
John P. Denneen Executive Vice President, Corporate Development and Legal Affairs and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the date indicated.

Name	Title	Date
/s/ DAVID L. SOLOMON * David L. Solomon	Chief Executive Officer, Chairman of the Board and Director	September 20, 2001
/s/ MICHAEL E. GIBSON * Michael E. Gibson	Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	September 20, 2001
/s/ G. MICHAEL CASSITY * G. Michael Cassity	Director	September 20, 2001
/s/ JOHN P. DENNEEN * John P. Denneen	Director	September 20, 2001
/s/ CHARLES S. HOUSER * Charles S. Houser	Director	September 20, 2001
/s/ WATTS HAMRICK * Watts Hamrick	Director	September 20, 2001
/s/ MICHAEL R. HANNON * Michael R. Hannon	Director	September 20, 2001
/s/ WILLIAM LAVCRACK, JR. * William Lavcrack, Jr.	Director	September 20, 2001
/s/ BYRON D. TROTT * Byron D. Trott	Director	September 20, 2001
/s/ JACK TYRRELL * Jack Tyrrell	Director	September 20, 2001

* By:	/s/ JOHN P. DENNEEN
John P. Denneen Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Form 10-K").
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.2 to the 2000 Form 10-K.
4.3	Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation.
4.4	By-laws, as amended as of March 21, 2000, incorporated herein by reference to Exhibit 3.2 to the registrant's Registration Statement on Form S-4 (File No. 333-41040) (the "Form S-4").
4.5	Shareholders Agreement dated August 14, 1998, as amended as of November 18, 1998 and December 13, 1999 by and among the registrant and its employee stockholders, incorporated herein by reference to Exhibit 4.3 to the Form S-4.
4.6	Form of Amendment to Shareholders Agreement among the registrant and its employee stockholders.
4.7	Amended and Restated Stockholders' Agreement dated as of March 31, 2000 among the registrant and the stockholders of the registrant, incorporated herein by reference to Exhibit 4.4 to the Form S-4.
4.8	Form of Amendment to Stockholders' Agreement among the registrant and the stockholders of the registrant.
4.9	Amended and Restated Registration Rights Agreement dated as of March 31, 2000 among the registrant and the stockholders of the registrant, incorporated herein by reference to Exhibit 4.5 to the Form S-4.
4.10	Form of Amendment to Amended and Restated Registration Rights Agreement among the registrant and the stockholders of the registrant, incorporated herein by reference to Exhibit 4.10 to the registrant's Registration Statement on Form S-8 (File No. 333-68368) (the "Form S-8).
4.11	Form of Incentive Stock Option Agreement under the NuVox, Inc. 2001 Stock Incentive Plan, incorporated herein by reference to Exhibit 4.11 to the Form S-8.
4.12	Form of Non-Qualified Stock Option Agreement under the NuVox, Inc. 2001 Stock Option Plan, incorporated herein by reference to Exhibit 4.12 to the Form S-8.
4.13	Form of Series D Warrant
4.14	Form of Series E Warrant
4.15	Form of Series D Warrant for Employee Purchasers who Over-subscribe
5.1	Opinion of Bryan Cave LLP.
23.1	Consent of KPMG LLP.
99.1	Form of NuVox, Inc. 2001 Stock Incentive Plan.